Exhibit 99.2

Philip Morris International Inc.
2013 Second-Quarter Results Conference Call
July 18, 2013

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2013 second-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call, we will be talking about results for the second quarter of 2013 and comparing them to the same period in 2012, unless otherwise stated. References to volumes are to PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing adjustments to net revenues and OCI, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the back of this presentation, which is also posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

As previously foreseen, we had a challenging second quarter. Our adjusted diluted EPS was up slightly, excluding currency. Cigarette volume declined by 3.9%, due principally to lower industry volume in the EU Region, Russia, Turkey and the Philippines, as well as inventory movements in Japan and Russia. Pricing remained strong and we had solid share gains, particularly in the EU Region. However, these were not sufficient to offset the impact of unfavorable volume/mix, additional investments, notably in Indonesia, the Philippines and Russia, and higher clove and tobacco costs in Indonesia.

(SLIDE 5.)

Our business fundamentals remain solid and we are confident in our ability to achieve the ex-currency guidance that we established in February and re-affirmed in May. However, the evolution of tax-paid cigarette industry volume will remain a key variable and our main challenge for the remainder of the year, notably due to the growth of illicit trade.

We anticipate better results during the second half of the year and in particular a strong fourth quarter. This is based on the expectation that our volume declines will moderate as adult smokers adjust to the higher prices implemented earlier this year, our strong market share performance in the EU will continue, margins will improve thanks to recent price increases, and we will have favorability with respect to the timing of investments in infrastructure and marketing.

(SLIDE 6.)

Since April, we have witnessed a sharp decline in the value of certain currencies relating to commodities and emerging markets, such as the Australian Dollar, Indonesian Rupiah, Mexican Peso, Russian Ruble and Turkish Lira. Accordingly, at prevailing exchange rates, our guidance now includes a full-year unfavorable currency impact of approximately 31 cents per share versus 19 cents in our previous guidance.

Our revised reported diluted EPS guidance for 2013 is therefore $5.43 to $5.53, compared to $5.17 in 2012, the change solely reflecting the currency impact. Excluding currency, this continues to represent a growth rate of approximately 10% to 12%, compared to our adjusted diluted EPS of $5.22 in 2012. This is in line with our mid to long-term currency-neutral annual adjusted diluted EPS growth target.

(SLIDE 7.)

Let me now discuss our second-quarter results in more detail.

Our cigarette volume was down by 2.6%, excluding the Philippines. This reflects three main factors. First, cigarette industry volume in the EU Region continued to decline. Second, industry volume in Russia was impacted by the large tax-driven price increases that were implemented at the beginning of this year, as well as a weakening economy. Third, our second quarter volume reflected a difficult comparison due to the inventory replenishment in Japan in Q2, 2012, as well as a lower market share.

There were, however, some favorable developments. First, the decline in our volume in the EU Region of 5.9% was significantly less than the 10.1% decline that occurred in the first quarter. Second, we again achieved volume growth in the Asia Region, excluding the Philippines. Finally, volume growth continued to be strong in the Middle East and North Africa.

(SLIDE 8.)

Pricing continued to be the key driver of our income performance. It helped to offset the impact of unfavorable volume/mix on net revenues, excluding currency. However, adjusted OCI declined by 3.4%, excluding currency. This was due to unfavorable volume/mix, higher production costs, notably in Indonesia where higher clove and tobacco costs have to-date only been partially passed on, investments in business infrastructure and marketing in Russia since the second half of last year, and additional spending in the Philippines in the second quarter of this year to seek to achieve more sustainable price gaps.

(SLIDE 9.)

Our ability to take pricing remained solid, including in the EU Region. During the second quarter, we achieved a favorable pricing variance of $499 million, bringing our June year-to-date total variance to over $1 billion.

In May, we increased retail prices in Germany by €0.20 per pack across our portfolio. In June, we announced a further price increase in Russia of four Rubles per pack across most of our key brands. We have also increased prices recently in Belgium, Canada, Egypt, France, Greece, Indonesia, Spain, Switzerland and Ukraine. These price increases will help us achieve another strong pricing variance during the second half of the year.

(SLIDE 10.)

Let me now review a number of our key geographies, starting with the EU Region.

We have seen some signals that politicians recognize that further spending cuts to try to rein in budget deficits are not going to help Europe turn the corner. However, few concrete measures have been taken so far to stem the continued rise in unemployment, which reached a seasonally adjusted rate of 12.2% in the EU in May this year, compared to 11.3% a year ago.

In the second quarter, Regional cigarette industry volume was down by 8.0% and Regional fine cut industry volume declined by 0.8%. During the quarter, we witnessed continued adult consumer down-trading to lower-priced products, including illicit cigarettes. Due to the continued deterioration in the economic situation and the resulting growth in illicit products, we are now forecasting a decline of cigarette industry volume in the EU Region of 7% to 8% for the full year 2013, compared to our previous forecast of around 6.5%.

While industry volume declined slightly faster than previously foreseen, we were able to achieve a better than expected market share. Consequently, our cigarette volume declined by 5.9% and our fine cut volume grew by 4.3% during the second quarter.

(SLIDE 11.)

On a Regional basis, our cigarette market share increased by 0.7 points in the second quarter to 39.3%. The gain was driven in particular by Marlboro, which grew by 0.5 points to 19.4%, with L&M, Chesterfield and the Philip Morris brand also performing well.

In the fine cut category, we gained 1.2 share points to reach a Regional share of 14.9%, as we continued to successfully extend our cigarette portfolio into this category.

(SLIDE 12.)

Let me now focus on three of the key markets in the EU Region, namely Germany, Italy and Spain.

Cigarette industry volume in Germany declined by 7.0% in the second quarter and fine cut industry volume decreased by 0.7% following price increases in March. However, it should be highlighted that the underlying decline in cigarette industry volume was 2.8% after the elimination of estimated trade inventory fluctuations.

Our cigarette share grew by 1.2 points in the quarter to 37.6%, driven mainly by the strong performance of Marlboro, which achieved its fifth consecutive quarterly year-on-year share increase.

(SLIDE 13.)

The economic downturn in Italy continues with unemployment increasing from 11.9% in February to 12.2% in May. Italian cigarette industry volume declined by 7.2% in the second quarter and fine cut industry volume was down by 10.5%, impacted by the reduction in the price gaps between fine cut products and cigarettes that followed the large fine cut tax increases mid last year.

The underlying fundamentals of our business in Italy remain strong. Our cigarette market share grew by a further 0.4 points in the quarter to 53.3%, thanks to the continued momentum of Marlboro and the success of Philip Morris Selection in the international low-price segment. We also gained share in the fine cut category, with an increase of 7.9 points in the second quarter to 37.9% following the successful introduction of Marlboro fine cut.

We were encouraged by the decision of the Italian Government to postpone to October the one point increase in VAT that was due to be implemented in July. We believe that such a measure would reduce consumer spending and hope that it will be further postponed or cancelled.

(SLIDE 14.)

At the end of last month, the Spanish Government modified the excise tax on tobacco products in order to enhance the predictability and stability of excise tax revenues, which had been undermined by adult cigarette smokers down-trading to lower-taxed alternatives. The specific excise tax on cigarettes was increased while the ad-valorem rate was reduced. At the same time, the relative excise tax burden on fine cut was increased.

The resulting reduction in the price gap between cigarettes and fine cut should help address the recent market imbalance whereby cigarette industry volume declined by 12.0% in the first half of the year, while fine cut industry volume increased by 26.4%. Our cigarette market share was up by 2.3 points in the quarter to 31.9% as Marlboro, Chesterfield and L&M all grew.

(SLIDE 15.)

Let me now turn to the EEMA markets, starting with Russia.

In Russia, we estimate that cigarette industry volume declined by about 6.4% during the second quarter, as adult smokers reacted to tax-driven price increases of 6-7 Rubles, equivalent to 9% for above-premium to 22% for super-low price brands, and to a weaker economy. Our volume declined by 11.4% during the same period, as our distributor reversed its first quarter inventory build-up. Through the end of May, our quarterly market share remained resilient and was just 0.2 points lower at 25.9%, despite delayed price increases by several competitors following the January tax increase. Parliament, L&M and Bond Street continued to gain share, but this was more than offset by the decline of Chesterfield.

We expect higher profitability for the full-year 2013 than last year due to our pricing strategy, though we are forecasting that cigarette industry volume will decline 6% to 7% on a full-year basis.

(SLIDE 16.)

In Turkey, there was a resurgence of illicit trade during the second quarter, when it reached over 20% of total consumption due to the Government’s focus on other priorities. As a result, cigarette industry volume declined by an estimated 11%. It is difficult to forecast the full-year performance due to the uncertainty surrounding future trends in illicit trade. However, unless the Government acts quickly to address this issue, cigarette industry volume could be down by as much as 7% to 9%.

The premium and mid-price segments continued to perform well. Our mix improved, driven by the strong momentum of Parliament and Muratti. However, the low-price segment, which includes Lark and L&M priced at 6.50 Turkish Lira per pack, was impacted by the expansion of the super-low 6.00 Lira per pack segment. This led to a slight erosion of our overall market share in the second quarter through May of 0.5 points to 44.8%. We have addressed this issue through the re-launch of Chesterfield at 6.00 Lira per pack.

(SLIDE 17.)

In Asia, we are continuing to strengthen our business, despite the disruptive tax increase in the Philippines. Our cigarette volume grew by 1.5%, excluding the Philippines, with Indonesia the key contributor.

(SLIDE 18.)

In Japan, cigarette industry volume decreased by 2.0% during the second quarter and we continue to forecast a similar decline for the full year. However, due mainly to the inventory replenishment that occurred in Q2, 2012, our volume was 10.2% lower this year.

During the second quarter, we witnessed continued intense competitive activities and the successful launch by Japan Tobacco of its first Mevius capsule variants. Our market share declined by 0.9 points to 26.9%, driven by lower shares for Lark, the Philip Morris brand, and primarily the menthol variants of Marlboro. We expect our market share to remain under pressure in the second half of the year, though we believe that we will make progress over time thanks to the continued resilience of Marlboro and a strong pipeline of innovative new products.

(SLIDE 19.)

Indonesian industry volume grew by 3.5% in the second quarter, while we outperformed the industry with a volume expansion of 6.0%. For the full year, we now expect an industry growth rate of approximately 4%, which, while below the exceptional growth rates of the last two years, is consistent with the historical average.

Our market share grew by 0.9 points to 36.1%, driven by Sampoerna A, U Mild and Marlboro, partly offset by the decline of Dji Sam Soe, which moved above the favorable one thousand Rupiah per cigarette, or “stick”, price point. Premium Sampoerna A is the clear leader in the growing but increasingly price-competitive LTN machine-made kretek segment, U Mild is the leading mid-price brand in this segment, while Marlboro continued to strengthen its position in the “white” cigarette segment, where it reached a segment share of 76% during the second quarter.

(SLIDE 20.)

The final market that I will cover is the Philippines.

The decline in the tax-paid industry volume moderated significantly during the second quarter with volume down by 7.0% despite the continued high prevalence of local non-tax-paid cigarettes that are not included in this data.

We increased our investments behind Fortune and lower-priced brands to seek to achieve more sustainable price gaps. However, despite the very large tax increase, a local competitor’s Mighty and Marvel brands have remained at last year’s attractive price point of 1.0 Peso per stick. This gives the competitor a clear price advantage in a market where stick sales account for about 70% of the volume.

With only limited improvements in tax enforcement, the widespread availability of non-tax-paid domestic cigarettes remains a critical issue. It is driving a greater level of down-trading than originally foreseen and is impacting our volume, our mix and our market share, which declined to 82.9% in the quarter. We are continuing to work with the Bureau of Internal Revenue to achieve a level playing field.

Our volume increased from 13.5 billion units in the first quarter to 19.1 billion units in the second quarter. For the full-year 2013, we forecast that our volume will be down around 20-25%, but that the decline in consumption should be significantly less.

(SLIDE 21.)

In conclusion, we remain confident that we will deliver solid financial results in 2013. Industry volumes remain the key challenge. However, we expect to continue to achieve solid market shares, as well as higher prices.

(SLIDE 22.)

There is no change to our guidance attributable to business reasons. Our revised 2013 reported diluted EPS guidance, reflecting prevailing exchange rates, is $5.43 to $5.53. Our guidance continues to represent a full-year growth rate of approximately 10% to 12%, excluding currency, compared to our 2012 adjusted diluted EPS of $5.22.

We anticipate strong free cash flow growth, excluding currency, in 2013 and remain steadfast in our commitment to reward our shareholders through attractive dividends and substantial share repurchase programs. Our dividend yield last Friday was 3.8% and our target dividend payout ratio remains 65%. During the second quarter, we spent $1.5 billion in share repurchases and have now repurchased close to 25% of the shares outstanding at the time of the spin.

(SLIDE 23.)

Thank you. I will now be happy to answer your questions.

(SLIDE 24.)

NICK ROLLI

That concludes our call. If you have any follow-up questions, please contact the investor relations team here in Switzerland. Thank you for joining us.

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